UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 16, 2021

PURE CYCLE CORPORATION
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

0-8814	84-0705083
(Commission File Number)	(IRS Employer Identification No.)

34501 East Quincy Avenue, Building 34, Box 10, Watkins, CO 80137
(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code	(303) 292-3456

N/A
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Common Stock 1/3 of $.01 par value	PCYO	The NASDAQ Stock Market
(Title of each class)	(Trading Symbol(s))	(Name of each exchange on which registered)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

This current report on Form 8-K is filed by Pure Cycle Corporation (“Pure Cycle”), a Colorado corporation, in connection with the matters described herein.

Item 1.01	Entry into a Material Definitive Agreement.

Pure Cycle announced today that its wholly owned subsidiary PCY Holdings, LLC (“PCY Holdings”), a Colorado limited liability company, entered into a contract for the Purchase and Sale of Real Estate (the “Purchase and Sale Contract”) with Lennar Colorado, LLC (“Lennar”). The Purchase and Sale Contract with Lennar provides that, upon the terms and subject to the conditions set forth in the Purchase and Sale Contract, PCY Holdings will sell, and the Builder will purchase, a certain number of platted residential lots at the Sky Ranch property, located in unincorporated Arapahoe County, Colorado, approximately four miles south of the Denver International Airport.

The closing of the transaction contemplated by the Purchase and Sale Contract is subject to customary closing conditions, including, among others, Lennar’s completion to its satisfaction of a title review and other due diligence of the property, the accuracy of the representations and warranties made by PCY Holdings contained in the Purchase and Sale Contract, and a commitment by the title company to issue to the Builder a title policy, subject to certain conditions. Lennar will have a 30-day due diligence period. Within seven business days of the execution of the Purchase and Sale Contract, Lennar is obligated to make earnest money deposits after the due diligence period and final approval of the entitlements for the property. If the Purchase and Sale Contract is terminated prior to the expiration of the due diligence period, then the earnest money deposit must be refunded to Lennar. Otherwise, the earnest money deposit or deposits will be applied to the payment of the purchase price of the lots at closing in accordance with a takedown schedule or be paid to PCY Holdings, subject to certain conditions. The purchase price for townhome lots will be $40,000 and the purchase price for 45’ single family lots will be $87,000.Pursuant to the Purchase and Sale Contract, PCY Holdings must use commercially reasonable efforts to obtain final approval of the entitlements for the property on or before nine months after the expiration of the due diligence period, but PCY Holdings will have the right to extend the date for obtaining final approval of the entitlements for up to six months after the initial nine-month period.

PCY Holdings has made customary representations and warranties in the Purchase and Sale Contract for a transaction of this nature. Certain of PCY Holdings’ representations and warranties are subject to knowledge and other similar qualifications and will survive for 12 months after each closing of a takedown of lots. The assertions embodied in the representations and warranties were made solely for purposes of the Purchase and Sale Contract between PCY Holdings and Lennar and may be subject to important qualifications and limitations agreed to by the parties in connection with the negotiated terms. Pure Cycle’s shareholders are not third-party beneficiaries under the Purchase and Sale Contract and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of PCY Holdings or any of its affiliates.

The agreement with Lennar follows a Lot Development Agreement format under which payments are due upon satisfaction of certain milestones including platted lot delivery, completion of wet utilities, and the final payment due upon delivery of completed, ready-to build, finished lots.

Item 1.02	Termination of a Material Definitive Agreement.

Pure Cycle Corporation announced today that PCY Holdings terminated its Contract for the Purchase and Sale Contract with Meritage Homes of Colorado (“Meritage”) with an effective date of such termination of February 16, 2021. The Purchase and Sale Contract with Meritage provided that, upon the terms and subject to the conditions set forth in the Purchase and Sale Contract, PCY Holdings would sell, and the Builder would purchase, a certain number of platted residential lots at the Sky Ranch property, located in unincorporated Arapahoe County, Colorado.

The Purchase and Sale Contract with Meritage were terminated as a result of factors out of PCY Holdings’ control.

Item 7.01	Regulation FD Disclosure.

On February 22, 2021, Pure Cycle issued a press release regarding the entry into the Purchase and Sale Contract with Lennar and the termination of the Purchase and Sale Contract with Meritage. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01 of Form 8-K, including the accompanying Exhibit 99.1 is being furnished, and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information contained in the press release shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Contract for Purchase and Sale of Real Estate, dated February 19, 2021, by and between PCY Holdings, LLC and Lennar Colorado, LLC

99.1	Press Release dated February 22, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2021

PURE CYCLE CORPORATION

By:	/s/ Kevin B. McNeill
Kevin B. McNeill
Chief Financial Officer